Exhibit 99.1

Genesis Energy, L.P. Completes Acquisition of Tronox Limited’s Alkali Business

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (“Genesis”) (NYSE: GEL) today announced that it has completed the acquisition of Tronox Limited’s (“Tronox”) (NYSE:TROX) trona and trona-based exploring, mining, processing, producing, marketing and selling business (the “Alkali Business”) previously announced on August 2, 2017. The purchase price was approximately $1,325 million inclusive of approximately $106 million of non-cash net working capital. The Alkali Business is the world’s largest producer of natural soda ash, also known as sodium carbonate (Na2CO3), a basic building block for a number of ubiquitous products, including flat glass, container glass, dry detergent and a variety of chemicals and other industrial products.

Stifel acted as buy-side advisor to Genesis for the acquisition.

In conjunction with the transaction, Genesis completed the sale of approximately $750 million of 8.75% Class A Convertible Preferred Units (“Preferred Units”) to investment vehicles affiliated with KKR Global Infrastructure Investors II, L.P. and GSO Capital Partners LP. Additionally, Genesis has completed a public offering of its previously announced $550 million in aggregate principal amount of 6.50% senior unsecured notes due 2025 (“Senior Unsecured Notes”). The price to investors was 100% of the principal amount of the notes.

BMO Capital Markets and Deutsche Bank Securities Inc. acted as advisors to Genesis for the sale of the Preferred Units. Wells Fargo Securities, LLC acted as advisor to Genesis for the sale of the Senior Unsecured Notes.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, onshore facilities and transportation, refinery services and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding the expected benefits of the acquisition. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere

Chief Financial Officer

(713) 860-2516